Exhibit 10.6

EMPLOYMENT AGREEMENT

This Agreement is entered into as of April 9, 1998 (the “Effective Date”), by and between MOSAIC PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and JAMES A. WELLS (the “Employee”).

1.             At-Will Employment.  Employee has left his prior employment and is not otherwise employed as an employee or consultant. The Employee’s employment with the Company is for an unspecified duration and constitutes “at-will” employment. The Employee acknowledges that the employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or the Employee, with or without notice. Employee will devote his full business time and attention to his employment with the Company.

2.             Salary.  For all services to be rendered by the Employee to the Company, the Company agrees to pay the Employee an annual salary of $190,000 in accordance with the Company’s standard payroll policies.

3.             Benefits.  During the Employee’s employment with the Company, the Employee shall be entitled to participate in employee benefit plans or programs of the Company (“Benefit Plans”), if any, to the extent that the Employee’s position, tenure, salary, age, health and other qualifications make the Employee eligible to participate, subject to the rules and regulations applicable thereto.

4.             Signing Bonus.  The Company will pay a $10,000 signing bonus promptly following the execution of this Agreement.

5.             Termination of Employment

(a)           Voluntary Resignation/Termination For Cause.  If the Employee voluntarily resigns or is terminated by the Company for Cause (as defined below), then:

(i)            no salary will be paid for the periods following the date of termination;

(ii)           no benefits will be paid or provided for the periods following the date of termination; and

(iii)          the number of shares exercisable under the Employee’s outstanding options and warrants, if any, and the Company’s right to repurchase the Employee’s outstanding Common Stock shall be measured as of the date of termination.

(b)           Termination Without Cause or Involuntarily Terminated. If the Employee is (i) terminated by the Company without Cause (as defined below) or (ii) Involuntarily Terminated (as defined below) on or before April 9, 1999, then:

(i)            the Employee’s annual salary will continue to be paid in accordance with the Company’s standard payroll policies until the earlier of (A) twelve months following the date of termination, or (B) Employee’s acceptance of other full-time employment;

(ii)           the Employee will continue to receive benefits pursuant to the Company’s Benefit Plans, provided that such Benefit Plans permit continuation post-termination by payment of COBRA premiums, at the Company’s expense until the earlier of (A) twelve months following the date of termination, or (B) Employee’s acceptance of other full-time employment;

(iii)          (A) if termination pursuant to this Section 5(b) is on or before April 1, 1999, the number of shares exercisable under the Employee’s outstanding options and warrants, and the Company’s right to repurchase the Employee’s outstanding Common Stock shall be measured as if the termination occurred twenty-four (24) months from the actual date of termination, and (B) if termination pursuant to this Section 5(b) occurs at any time after April 1, 1999, and only if such termination is “without Cause” (the parties agreeing that Involuntary Termination does not apply after April 1, 1999), the number of shares exercisable under the Employees outstanding options and warrants, and the Company’s right to repurchase the Employee’s outstanding Common Stock shall be measured as if the termination occurred twelve (12) months from the actual date of termination.

(c)           As used in this Agreement, “Cause” shall mean:

(i)            the Employee’s failure to substantially perform the duties associated with the Employee’s position;

(ii)           the Employee’s personally engaging in conduct that the Employee reasonably should know or that the Employee intends to be seriously injurious to the Company, its affiliates or employees;

(iii)          a material and willful violation of a federal or state law or regulation applicable to the business of the Company;

(iv)          the Employee’s being convicted of a felony under the laws of the United States or any State, or the misappropriation of material property belonging to, the Company or its affiliates; or

(v)           the Employee knowingly and intentionally breaching in any material respect the terms of the Employee’s Proprietary Information Agreement.

(d)           As used in this Agreement, “Involuntary Terminated” shall mean:

(i)            without the Employee’s consent, a substantial reduction of the Employee’s responsibilities regarding the Company’s research programs. The parties acknowledge that Employee is currently solely responsible for the Company’s research programs and that the Company intends to do significant additional hiring in this area. Accordingly, the parties agree that any reduction shall be compared against this proposed hiring plan.

6.             Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Palo Alto, California, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within 20 days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event the parties cannot agree on such arbitrator within such 20-day period, each party shall select an arbitrator and inform the other party in writing of such arbitrator’s name and address within 5 days after the end of such 20-day period and the two arbitrators so selected shall select a third arbitrator within 15 days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party shall be the sole arbitrator of the dispute. Each party shall pay its own expenses associated with such arbitration, including the expense of any arbitrator selected by such party and the Company will pay the expenses of the jointly selected arbitrator. The decision of the arbitrator or a majority of the panel of arbitrators shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereover. Punitive damages shall not be awarded.

7.             Notices.  For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, to the address set forth on the signature pages to this Agreement.

8.             Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of California without reference to choice or conflicts of law.

9.             Counterparts.  This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

“COMPANY”	“EMPLOYEE”

By:
James A. Wells
Title:

Address:	Address:	341 Columbus Avenue
Burlingame, CA 94010